Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STRYKER CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	38-1239739
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1941 Stryker Way, Portage, Michigan	49002
(Address of Principal Executive Offices)	(Zip Code)

2008 EMPLOYEE STOCK PURCHASE PLAN

2011 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Tina S. French

Vice President, Corporate Secretary

Stryker Corporation

1941 Stryker Way, Portage, Michigan 49002

(Name and address of agent for service)

(269) 385-2600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Small reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Stryker Corporation (“Stryker”, the “Company”, “we”, “us” or “our”) to register (i) an additional 1,500,000 shares of Common Stock, par value $.10 per share (the “Common Stock”), of Stryker issuable under Stryker’s 2008 Employee Stock Purchase Plan (as amended and restated, the “ESPP”), and (ii) an additional 15,000,000 shares of Common Stock issuable under Stryker’s 2011 Long-Term Incentive Plan (as amended and restated, the “LTIP” and, together with the ESPP, the “Plans”), which shares of Common Stock are securities of the same class and relate to the same Plans as those shares registered on the Company’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) (a) with respect to the ESPP, on April 23, 2008 (File No. 333-150396) and December 8, 2017 (File No. 333-221959) and (b) with respect to the LTIP, on January 24, 2012 (File No. 333-179142) and December 8, 2017 (File No. 333-221958) (collectively, the “Prior Registration Statements”). In accordance with General Instruction E to Form S-8, this Registration Statement on Form S-8 incorporates by reference the contents of the Prior Registration Statements, except to the extent supplemented, amended or superseded by the information set forth herein, and the shares of Common Stock registered hereunder with respect to the Plans are in addition to the shares of Common Stock registered on such Prior Registration Statements with respect to each such Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the SEC by Stryker are hereby incorporated into this Registration Statement by reference (other than information in such filings deemed, under SEC rules or otherwise, not to have been filed with the SEC):

1.	Stryker’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 12, 2025;

2.	All other reports filed by Stryker pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since December 31, 2024; and

3.

The description of Stryker’s Common Stock contained in the Registration Statement on Form 8-A filed with the SEC under the Exchange Act on July  1, 1997, as updated by the description of Stryker’s Common Stock included in Exhibit 4(xxv) to Stryker’s Annual Report on Form 10-K for the year ended December 31, 2024, together with any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by Stryker pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement (other than information in such filings deemed, under SEC rules or otherwise, not to have been filed with the SEC), and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

The validity of the Common Stock to be issued under this Registration Statement has been passed upon by Robert F. Pomper, Senior Corporate Operations Counsel. Mr. Pomper is eligible to purchase Common Stock granted pursuant to the ESPP and beneficially owns shares of Common Stock and options to purchase Common Stock granted pursuant to the LTIP.

Item 6. Indemnification

Our Bylaws, as amended (our “bylaws”), require us to indemnify our directors and certain officers as designated by our Board of Directors from time to time to the fullest extent authorized or permitted by law (as now or hereafter in effect). Such right to indemnification continues as to a person who has ceased to be a director or designated officer and inures to the benefit of his or her heirs, executors and personal and legal representatives. However, except for proceedings to enforce rights to indemnification, we are not obligated to indemnify any director or designated officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by our Board of Directors. The right to indemnification includes the right to be paid by Stryker, promptly as incurred, the reasonable expenses of defending or otherwise participating in any action, suit or proceeding in advance of its final disposition upon receipt of a written undertaking executed by or on behalf of such director or designated officer to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, if any, required for the indemnification of a person under the circumstances. We may, to the extent authorized from time to time by our Board of Directors, provide rights to indemnification and to the advancement of expenses to other officers, employees and agents of Stryker. These rights to indemnification and to the advancement of expenses are not exclusive of any other right that any person may have or hereafter acquire under our bylaws, our Restated Articles of Incorporation, as amended (our “articles”), any statute, agreement, vote of shareholders or disinterested directors or otherwise. Any repeal or modification of the relevant sections of our bylaws will not adversely affect any rights to indemnification and to the advancement of expenses of a director or designated officer existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Under our bylaws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Stryker or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability under applicable law. We maintain directors’ and officers’ liability insurance, with customary terms and subject to customary exclusions, under which our directors and officers are insured against certain losses as a result of certain claims brought against them in such capacities.

Our articles provide that, to the full extent authorized or permitted by the Michigan Business Corporation Act (the “MBCA”), directors of Stryker will not be personally liable to Stryker or its shareholders for any acts or omissions in such person’s capacity as a director. Any amendment, alteration or repeal of such provision of our articles by our shareholders will not adversely affect any right or protection of a director of Stryker for or with respect to any act or omission of such director occurring prior to, or at the time of, such amendment, alteration or repeal.

Section 561 of the MBCA provides that a Michigan corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative and whether formal or informal), other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The MBCA does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.

Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562 of the MBCA, or in defense of a claim, issue, or matter in the action, suit, or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit, or proceeding brought to enforce this mandatory indemnification.

We have entered into indemnification agreements with each of our directors and officers.

The foregoing statements are subject to the detailed provisions of the MBCA, our articles and our bylaws.

Item 8. Exhibits

The exhibits to this Registration Statement are listed below:

4.	Instruments defining the rights of security holders, including indentures.

(i)	Restated Articles of Incorporation—Incorporated by reference to Exhibit 3(i) to the Company’s Form 10-Q for the quarterly period ended September 30, 2018 (File No. 00-09165)

(ii)	Amended and Restated Bylaws—Incorporated by reference to Exhibit 3(ii) to the Company’s Form 10-K for the year ended December 31, 2022 (File No. 001-13149)

5.	Opinion re legality.

(i)	Opinion of Robert F. Pomper, Senior Corporate Operations Counsel.*

23.	Consent of experts and counsel.

(i)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of the Company.*

(ii)	The consent of Robert F. Pomper, Senior Corporate Operations Counsel, is contained in the opinion filed as Exhibit 5(i) to this Registration Statement.*

24.	Power of attorney.

(i)	Included as part of the signature pages hereto.*

99.	Additional exhibits.

(i)	2008 Employee Stock Purchase Plan, as Amended and Restated—Incorporated by reference to Appendix D to the Proxy Statement for the Company’s 2025 Annual Meeting of Shareholders (File No. 001-13149).

(ii)	2011 Long-Term Incentive Plan, as Amended and Restated—Incorporated by reference to Appendix B to the Proxy Statement for the Company’s 2025 Annual Meeting of Shareholders (File No. 001-13149).

107.	Filing Fee Table.*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Stryker Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portage, State of Michigan, on May 30, 2025.

STRYKER CORPORATION

By:	/s/ Preston W. Wells
Preston W. Wells
Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Tina S. French and Austin Y. Ke, and each of them, with full power of substitution and resubstitution, as attorneys or attorney to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file with the SEC the same, with all exhibits thereto, and any and all applications or other documents to be filed with the SEC pertaining thereto, with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, hereby ratifying and confirming all that said attorneys, and any of them and any such substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 30, 2025.

Signature	Title

/s/ Kevin A. Lobo	Chair, Chief Executive Officer and President
Kevin A. Lobo	(Principal Executive Officer)

/s/ Preston W. Wells	Vice President, Chief Financial Officer
Preston W. Wells	(Principal Financial Officer)

/s/ William E. Berry, Jr.	Vice President, Chief Accounting Officer
William E. Berry, Jr.	(Principal Accounting Officer)

/s/ Sherilyn S. McCoy	Lead Independent Director
Sherilyn S. McCoy

/s/ Mary K. Brainerd	Director
Mary K. Brainerd

/s/ Giovanni Caforio, M.D.	Director
Giovanni Caforio, M.D.

/s/ Emmanuel P. Maceda	Director
Emmanuel P. Maceda

/s/ Rachel M. Ruggeri	Director
Rachel M. Ruggeri

/s/ Andrew K. Silvernail	Director
Andrew K. Silvernail

/s/ Lisa M. Skeete Tatum	Director
Lisa M. Skeete Tatum

/s/ Ronda E. Stryker	Director
Ronda E. Stryker

/s/ Rajeev Suri	Director
Rajeev Suri